Exhibit 23.3

CONSENT OF EXPERT

The undersigned hereby consents to the use of their name in connection with the reference to their involvement in the preparation of the reports entitled “Technical Report on the Mount Milligan Mine North-Central British Columbia” dated March 26, 2020 and “Technical Report on The Kumtor Mine, Kyrgyz Republic” dated February 24, 2021 incorporated by reference to the Registration Statement on Form S-8 of Centerra Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto (the “Form S-8”), and to the inclusion and incorporation by reference of the information derived from such reports in the Company’s annual information forms for the years ended December 31, 2019 and December 31, 2020 which are incorporated by reference in the Form S-8.

The undersigned hereby consents to being named as having approved the disclosure of certain scientific and technical information contained or incorporated by reference in the Form S-8.

By:	/s/ Slobodan Jankovich
Name:	Slobodan Jankovich, B.Sc. Geology, P.Geo.

June 28, 2021